Contacts:

Jennifer Haslip	Laurie Berman
Chief Financial Officer	General Information
Universal Technical Institute, Inc.	Financial Relations Board
(623) 445-9402	(310) 854-8315

Universal Technical Institute, Inc. Arranges New $30 Million Revolving Line of Credit

  New Lower-cost Credit Facility Expected to Generate Annual Savings of Approximately $400,000

PHOENIX, October XX, 2004 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced that it has entered into a new credit agreement with Wells Fargo Bank. The credit agreement includes a $30.0 million unsecured revolving line of credit and a $20.0 million cash-backed letter of credit facility for the issuance of Stand-by Letters of Credit, of which $14.4 million has been issued.

The new, lower-cost credit facility with Wells Fargo replaces a previous credit facility that was terminated by Universal Technical Institute on September 30, 2004. The change in lenders results in a one-time, fourth quarter fiscal 2004 charge of approximately $400,000 related to the write-off of unamortized deferred financing costs, prepaid loan administration fees and legal costs. However, UTI expects to realize approximately $400,000 in annual interest cost savings under the new credit facility.

About Universal Technical Institute Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians. The company offers undergraduate degree, diploma and certificate programs at eight campuses across the United States, and manufacturer-sponsored advanced programs at 22 dedicated training centers. Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI). For more information, visit www.uticorp.com.

Universal Technical Institute, Inc. Arranges New $30 Million Credit Facility
October XX, 2004

Statements in this press release concerning the future business, operating results and financial condition of the company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the company’s actual results include changes to federal and state educational funding, construction delays for new or expanding campuses, possible failure or inability to obtain regulatory consents and certifications for new or expanding campuses, potential increased competition, changes in demand for the programs offered by the company, increased investment in management and capital resources, and the effectiveness of the company’s recruiting, advertising and promotional efforts. Further information on these and other potential factors that could affect the company’s financial results or condition may be found in the company’s filings with the Securities and Exchange Commission, all of which are incorporated herein by reference. The company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

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